Exhibit 99.1

Coastal Caribbean Oils & Minerals, Ltd.

FOR IMMEDIATE RELEASE

COASTAL CARIBBEAN TO HOLD ANNUAL GENERAL MEETING

APALACHICOLA, FL, SEPTEMBER 1, 2005.  Phillip Ware, President and Chief Executive Officer of Coastal Caribbean Oils & Minerals, Ltd. (“Coastal Caribbean” or the “Company”) announced today that the Company will hold its 2005 annual general meeting of shareholders sometime during the first half of December 2005.  The meeting will be held at a time, date and place to be announced in the near future.

          According to Ware, the Company is in the process of preparing the meeting materials and updating its shareholder records.  Ware has requested shareholders who’s address has changed during the last four (4) years to provide their current address, recent past address and number of shares currently owned to the Company by mail to the Secretary of the Company, Robert J. Angerer, Jr., Post Office Box 10468, Tallahassee, Florida 32302; or by email through the link set up for this purpose on the Company’s website, www.coastalcarib.com.   Alternatively, Ware said a shareholder may provide their new address to the Company’s transfer agent, Island Stock Transfer, 100 First Avenue South, Suite 212, St Petersburg, Florida 33701.  Ware emphasized that it is important for shareholders to provide a current address so that they will be able to receive the annual general meeting materials the Company will be sending.

Statements included in this press release which are not historical in nature are intended to be forward looking statements. Coastal Caribbean cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements.

Contact: Phillip W. Ware, at (850) 653-2732

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